Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name of Company	State or Country of Incorporation
4D Directional Services, L.L.C.	United States, Delaware
Helmerich & Payne (Argentina) Drilling Co.	United States, Oklahoma
Helmerich & Payne (Boulder) Drilling Co.	United States, Oklahoma
Helmerich & Payne (Colombia) Drilling Co.	United States, Oklahoma
Helmerich & Payne Corporate Ventures, LLC	United States, Delaware
Helmerich & Payne de Venezuela, C.A.	Venezuela
Helmerich & Payne del Ecuador, Inc.	United States, Oklahoma
Helmerich and Payne Drilling Muscat LLC	Oman
Helmerich & Payne International Drilling Co.	United States, Delaware
Helmerich & Payne International Holdings, LLC	United States, Delaware
Helmerich & Payne Management, LLC	United States, Delaware
Helmerich & Payne Offshore, LLC	United States, Delaware
Helmerich & Payne Properties, Inc.	United States, Oklahoma
Helmerich & Payne Rasco, Inc.	United States, Oklahoma
Helmerich & Payne Technologies Canada, Inc.	Canada
Helmerich and Payne Technologies Private Limited	India
Helmerich & Payne Technologies UK Ltd.	United Kingdom
Helmerich & Payne Technologies, LLC	United States, Delaware
HP Falcon Investments, LLC	United States, Delaware
HP Global Holdings Limited	Jersey
HP Middle East Holdings, LLC	United States, Delaware
HPO HOLDCO, LLC	United States, Delaware
DrillScan Energy SAS	France
DrillScan SAS	France
DrillScan US, Inc.	United States, Texas
Magnetic Variation Services, LLC	United States, Colorado
Motive Drilling Technologies, Inc.	United States, Delaware
Scissortail Assurance, LLC	United States, Oklahoma
Space Center, Inc.	United States, Oklahoma
Surcon, Ltd.	United States, Colorado
Torquer Ltd.	Scotland
Utica Resources Co.	United States, Oklahoma
Utica Square Shopping Center, Inc.	United States, Oklahoma
White Eagle Assurance Company	United States, Vermont
Helmerich & Payne (Australia) Drilling Pty Ltd	Australia
HP Middle East Holdings Limited Company	Saudi Arabia
HP Middle East Operations FZE	United Arab Emirates